Exhibit B

SPONSOR AGREEMENT

by and among

KOHLBERG CPC REP, L.L.C.,

2929 CPC HOLDCO, LLC

and

VCM STAN-CPC HOLDINGS, LLC

Dated as of October 2, 2012

SPONSOR AGREEMENT

This Sponsor Agreement (the “Agreement”) is made as of October 2, 2012 by and among KOHLBERG CPC REP, L.L.C., a Delaware limited liability company (the “Kohlberg Holding Vehicle”), 2929 CPC HoldCo, LLC, a Delaware limited liability company (the “Lubert-Adler Holding Vehicle”), and VCM STAN-CPC Holdings, LLC, a Delaware limited liability company (the “Versa Holding Vehicle” and collectively with the Kohlberg Holding Vehicle and the Lubert-Adler Holding Vehicle, the “Holding Vehicles” and, each a, “Holding Vehicle”).

RECITALS

WHEREAS, the Holding Vehicles are, as of the date hereof, stockholders of KCPC Holdings, Inc., a Delaware corporation (“KCPC Holdings”);

WHEREAS, pursuant to the Agreement and Plan of Merger (as amended from time to time in accordance with its terms, the “Merger Agreement”), dated as of February 28, 2012, by and among Standard Parking Corporation (“Standard”), KCPC Holdings, Hermitage Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Standard (“Merger Sub”), and the Kohlberg Holding Vehicle in its capacity as the Stockholders’ Representative thereunder, among other things, Merger Sub will be merged with and into KCPC Holdings, with KCPC Holdings surviving the Merger, on the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”, and the effective time of the Merger, the “Effective Time”);

WHEREAS, pursuant to the Merger Agreement, the Holding Vehicles will each become party to a Registration Rights Agreement proposed to be entered into by and among Standard and the Holding Vehicles on the Closing Date (as such term is defined in the Merger Agreement) which agreement shall provide certain registration rights to the Holding Vehicles with respect to the shares of common stock of Standard to be received by such Holding Vehicles after the Effective Time pursuant to the Merger Agreement (the “Registration Rights”);

WHEREAS, under the Merger Agreement, the Stockholders’ Representative thereunder has certain rights to designate individuals for nomination to the board of directors of Standard (the “Standard Board”) from and after the Closing Date (the “Board Designee Rights”); and

WHEREAS, the Holding Vehicles desire to set forth their agreements regarding the exercise of the Registration Rights and the Board Designee Rights from and after the Effective Time.

AGREEMENT

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.	EFFECTIVENESS; DEFINITIONS; CALCULATIONS.

1.1. Effective Time. Sections 2, 3 and 4 of this Agreement shall become effective upon the Effective Time. This Agreement shall terminate and be of no further force and effect, automatically and without the need for further action of any party hereto, if the Merger Agreement is terminated in accordance with its terms prior to the Effective Time.

1.2. Definitions. Certain capitalized terms are used in this Agreement as specifically defined herein. These definitions are set forth or referred to in Section 5 hereof.

1.3. Calculations. For purposes of calculating the number of Acquired Shares held by a Holding Vehicle (including a Qualifying Holding Vehicle under Section 3.1) solely under Sections 3 and 4 hereof (and in the case of Section 4, solely with respect to determining the threshold for consent as specified therein), the number of Acquired Shares attributable to Sailorshell and Co. for the benefit of Morgan Stanley AIP Global Diversified Fund LP, Jumpstart Development LLC, or CP Klaff Equity LLC shall not be counted.

2.	REGISTRATION RIGHTS.

2.1. Allocation of Demand Underwritten Offerings. The Demand Underwritten Offerings that shall be available to the Holding Vehicles pursuant to the Registration Rights Agreement shall be allocated amongst the Holding Vehicles as follows: (i) two (2) for the Kohlberg Holding Vehicle, (ii) one (1) for the Versa Holding Vehicle and (iii) one (1) for the Lubert-Adler Holding Vehicle.

2.2. Coordination of Demand Underwritten Offerings; Right to Piggyback. Any Eligible Holding Vehicle intending to cause the Company to effect a Demand Underwritten Offering (the “Demanding Holding Vehicle”) shall give written notice, delivered at least fifteen (15) calendar days prior to sending the notice required to be delivered to Standard as contemplated by Section 4.02 of the Registration Rights Agreement (the “Underwriting Demand Notice”), to the remaining Holding Vehicles holding Registrable Securities and, will include in such Underwriting Demand Notice, all Registrable Securities with respect to which such Demanding Holding Vehicle has received written requests for inclusions therein from the other Holding Vehicles within ten (10) calendar days after delivery of such notice to the other Holding Vehicles. Each Holding Vehicle agrees to consent and not object to the managing underwriter(s) chosen for the offering to which such Demand Notice relates by the Demanding Holding Vehicle for purposes of Section 4.02 of the Registration Rights Agreement.

2.3. Priority on Piggyback Registrations. Notwithstanding the foregoing, if the number of Registrable Securities requested to be registered pursuant to the Underwriting Demand Notice are to be reduced pursuant to the advice of the managing underwriter(s) as set forth in Section 4.02 of the Registration Rights Agreement, then the Holding Vehicles agree that the Registrable Securities that will be included in such Demand Underwritten Offering will be allocated in the following manner, unless the managing underwriter will determine that marketing factors require a different allocation:

2.3.1. there shall be first allocated to each such Holding Vehicle requesting that its Registrable Securities be included in such registration, a number of such shares to be included in such registration equal to the lesser of (A) the number of shares of Registrable Securities requested to be included by such Holding Vehicle and (B) a number of such shares equal to such Holding Vehicles’s Pro Rata Portion; and

2.3.2. the balance, if any, not allocated pursuant to clause (i) above, shall be allocated to those Holding Vehicles requesting that their shares of Registrable Securities be included in such registration that requested to register a number of such shares in excess of such holder’s Pro Rata Portion in proportion, as nearly as practicable, to the number of Registrable Securities held by such Holding Vehicle, or in such other manner as the Holding Vehicles requesting that their Registrable Securities be included in such registration may otherwise agree.

3. BOARD DESIGNEE

3.1. Allocation of Board Designee Rights. So long as the Stockholders’ Representative has the Board Designee Rights pursuant to Section 6.12(c) of the Merger Agreement, the Stockholders’ Representative shall nominate the following Board Designees designated by the Qualifying Holding Vehicles in connection with nomination, appointment or election of directors to the Standard Board pursuant to Section 6.12 of the Merger Agreement:

3.1.1. In the event that the total number of Board Designees that can be nominated by the Company Stockholders is three (3), two (2) persons designated by the Qualifying Holding Vehicle that holds the greatest number of Acquired Shares held by the Qualifying Holding Vehicles in the aggregate and one (1) person designated by the remaining Qualifying Holding Vehicle;

3.1.2. In the event that the total number of Board Designees that can be nominated by the Company Stockholders is two (2), one (1) person designated by each of the Qualifying Holding Vehicles;

3.1.3. In the event that the total number of Board Designees that can be nominated by the Company Stockholders is one (1), then one (1) person designated by the Qualifying Holding Vehicle that holds the greatest number of Acquired Shares held by the Qualifying Holding Vehicles in the aggregate; and

3.1.4. Notwithstanding the foregoing, in the event that a Qualifying Holding Vehicle holds less than 10% of the total Acquired Shares held by all the Holding Vehicles in the aggregate, then such Holding Vehicle shall cease to be a Qualifying Holding Vehicle and the other Qualifying Holding Vehicle shall have the right to designate all the Board Designees in accordance with Section 6.12 of the Merger Agreement.

3.2. Removal of Board Designees.

3.2.1. no Board Designee designated in accordance with this Section 3 shall be replaced or substituted by the Stockholders’ Representative unless (i) such removal or substitution is directed or approved by the consent of the Qualifying Holding Vehicle entitled under Section 3.1 to designate such Board Designee or (ii) the Qualifying Holding Vehicle originally entitled to designate or approve such Board Designee pursuant to Section 3.1 is no longer a Qualifying Holding Vehicle;

3.2.2. any vacancies created by the resignation, removal or death of a Board Designee elected to the Parent Board pursuant to Section 3.1 shall be filled pursuant to the provisions of this Section 3; and

3.2.3. upon the request of any Qualifying Holding Vehicle to replace or substitute any Board Designee, the Stockholders’ Representative shall use reasonable efforts to take all steps required under the Merger Agreement necessary to cause such Board Designee to be replaced or substituted.

4.	SALE OF ACQUIRED SHARES.

Each Holding Vehicle agrees that until the Participation Termination Time, such Holding Vehicle shall not, without the prior written consent of one or more of the Holding Vehicles holding at least two-thirds of the Acquired Shares held by the Holding Vehicles in the aggregate as of such time, (i) sell any Acquired Shares held by such Holding Vehicle for a period of twelve (12) months following the Effective Time or (ii) sell more than twenty-five percent (25%) of the Acquired Shares held by such Holding Vehicle in the aggregate during the period beginning twelve (12) months after the Effective Time and ending eighteen (18) months after the Effective Time.

5.	DEFINITIONS.

For purposes of this Agreement:

5.1. Definitions. The following terms shall have the following meanings:

“Acquired Shares” shall have the meaning ascribed to such term in the Registration Rights Agreement.

“Agreement” shall have the meaning set forth in the Preamble.

“Applicable LLC Agreement” shall mean, with respect to a Holding Vehicle, the Limited Liability Company Agreement dated as of the date hereof of such Holding Vehicle.

“Board Designee” shall have the meaning ascribed to such term in the Merger Agreement.

“Business day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

“Demand Underwritten Offering” shall have the meaning ascribed to such term in the Registration Rights Agreement.

“Effective Time” shall have the meaning set forth in the Recitals.

“Eligible Holding Vehicle” shall mean, as of any date, any Holding Vehicle entitled to a Demand Underwritten Offering in accordance with Section 2.1.

“Holding Vehicle” or “Holding Vehicles” has the meaning set forth in the Preamble.

“Kohlberg Holding Vehicle” shall have the meaning set forth in the Preamble.

“Lubert-Adler Holding Vehicle” shall have the meaning set forth in the Preamble.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Agreement” shall have the meaning set forth in the Recitals.

“Merger Sub” shall have the meaning set forth in the Recitals.

“Participation Termination Time” shall mean, with respect to a Holding Vehicle, the meaning ascribed to such term in the Applicable LLC Agreement.

“Person” shall mean any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Pro Rata Portion” will mean for purposes of Section 2.3 with respect to any Holding Vehicle requesting that Registrable Securities held by such Holding Vehicle be included in such registration statement, a number of such shares equal to (i) the aggregate number of Registrable Securities requested to be registered pursuant to the Underwriting Demand Notice multiplied by (ii) a fraction, the numerator of which is the aggregate number of shares of Registrable Securities held by such Holding Vehicle, and the denominator of which is the aggregate number of shares of Registrable Securities held by all Holding Vehicles requesting that their Registrable Securities be included in such registration.

“Registrable Securities” shall have the meaning ascribed to such term in the Registration Rights Agreement.

“Qualified Holding Vehicle” shall mean the Holding Vehicles eligible to designate a Board Designee in accordance with Section 3.1 of this Agreement, which initially shall be the Kohlberg Holding Vehicle and the Versa Holding Vehicle.

“Registration Rights Agreement” means the Registration Rights Agreement to be entered into by and among Standard and each of the Holding Vehicles at the Closing Date, a form of which is attached to the Merger Agreement as Exhibit F thereto.

“Standard” shall have the meaning set forth in the Recitals.

“Stockholders’ Representative” shall mean the Kohlberg Holding Vehicle, acting in its capacity as the Stockholders Representative (as such term is defined in the Merger Agreement).

“Versa Holding Vehicle” shall have the meaning set forth in the Preamble.

6.	MISCELLANEOUS.

6.1. Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding among the parties with respect to the subject matter thereof and supersedes all prior agreements, written or oral, with respect thereto, including without limitation the Equity Term Sheet dated November 7, 2011 by and among certain holders of capital stock of KCPC Holdings as of such time.

6.2. Amendment, Waiver. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment by each party hereto, or in the case of a waiver by the party against whom the waiver is to be effective

6.3. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

6.4. Assignment. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and representatives.

6.5. Further Assurances. In addition to the actions, contracts, and other agreements and documents specifically required to be taken or delivered pursuant to this Agreement, each of the parties hereto shall execute such contracts and other agreements and documents and other papers and take such further actions as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby.

6.6. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

6.7. Governing Law.

6.7.1. Governing Law. This Agreement and all claims arising hereunder or in connection herewith shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

6.7.2. Consent to Jurisdiction. Each of the parties agrees that all actions, suits or proceedings arising out of or based upon this Agreement or the subject matter hereof may be brought and maintained in the federal and state courts in the State of Delaware. Each of the parties hereto, by execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the federal and state courts in the State of Delaware for the purpose of any action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof and (ii) hereby waives to the extent not prohibited by applicable law and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that he, she or it is not subject personally to the jurisdiction of the above-named courts, that he, she or it is immune from extraterritorial injunctive relief or other injunctive relief, that his, her or its property is exempt or immune from attachment or execution, that any such action, suit or proceeding may not be brought or maintained in one of the above-named courts, that any such action, suit or proceeding brought or maintained in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, should be stayed by virtue of the pendency of any other action, suit or proceeding in any court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by any of the above-named courts. Each of the parties hereto hereby consents to service of process in any such suit, action or proceeding in any manner permitted by the laws of the State of Delaware, agrees that service of process by registered or certified mail, return receipt requested, at the address specified in Section 6.11 hereto is reasonably calculated to give actual notice and waives and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that such service of process does not constitute good and sufficient service of process. Notwithstanding the foregoing in this Section 6.7.2, a party may commence any action or proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

6.7.3. Waiver of Jury Trial. To the extent not prohibited by applicable law which cannot be waived, each of the parties hereto hereby waives and covenants that he, she or it will not assert (whether as plaintiff, defendant or otherwise) any right to trial by jury in any forum in respect of any issue, claim, demand, cause of action, action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof, in each case whether now existing or hereafter arising and whether in contract or tort or otherwise. Any of the parties hereto may file an original counterpart or a copy of this Section 6.7 with any court as written evidence of the consent of each of the parties hereto to the waiver of his, her or its right to trial by jury.

6.8. Representations and Warranties. Each Holding Vehicle individually (but not on behalf of any other Holding Vehicle) represents and warrants to the other Holding Vehicles that: (a) such Holding Vehicle has power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and (b) this Agreement has been duly executed and delivered by such Holding Vehicle and is the legal, valid and binding obligation of such Holding Vehicle enforceable against it in accordance with the terms hereof, except as the enforceability hereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

6.9. No Reliance. Each party hereto acknowledges and affirms that it has been represented by counsel of its choice in the drafting and negotiating of this Agreement, each party acknowledges and affirms that it is executing this Agreement freely and voluntarily, and is legally competent to do so, and no party hereto is relying on any statement, promise, inducement, representation or warranty, written or oral, express or implied, made by any other party or such other party’s affiliates or representatives, except for the representations and warranties made by such other party in this Agreement. Without limiting the generality of the foregoing, the parties hereto acknowledge and agree that no party hereto nor any of its affiliates or representatives is making any representation or warranty whatsoever, oral or written, express or implied, other than as expressly set forth herein, and no party hereto is relying on any statement, representation or warranty, oral or written, express or implied, made by any other party or such other party’s affiliates, representatives or agents, except for the representations and warranties set forth herein. In addition, each party acknowledges and agrees that it (i) has made its own inquiry and investigation into, and based upon such inquiry and investigation has formed an independent judgment concerning, the transactions contemplated by this Agreement, (ii) has been furnished with or given adequate access to such information concerning the transactions contemplated by this Agreement as requested, (iii) has addressed in this Agreement any matters arising out of such inquiry and investigation and any information provided in connection therewith to its satisfaction.

6.10. No Third-Party Beneficiary. This Agreement is for the sole benefit of the parties hereto and their permitted successors and assignees and nothing herein express or implied will give or be construed to give any Person, other than the parties hereto and such successors and assignees, any legal or equitable rights hereunder.

6.11. Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be hand delivered or mailed postage prepaid by registered or certified mail or by facsimile transmission,

If to the Kohlberg Holding Vehicle:

c/o Kohlberg & Company, LLC

Mt. Kisco, NY 10549

Attention: Seth Hollander

Fax: (914) 244-0689

E-mail: hollander@kohlberg.com

and

Attention: Gordon Woodward

Fax: (914) 244-0689

E-mail: woodward@kohlberg.com

with a copy to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036-8704

Attention: Daniel S. Evans, Esq.

Fax: (617) 235-0028

E-mail: daniel.evans@ropesgray.com

and

Attention: Christopher C. Henry, Esq.

Fax: (646) 728-1581

E-mail: christopher.henry@ropesgray.com

If to the Lubert-Adler Holding Vehicle:

c/o Lubert-Adler Partners, L.P.

2929 Arch Street

Philadelphia, PA 19104-2868

Attenntion: R. Eric Emrich

Fax: (215) 609-3361

E-mail: eemrich@icpartners.com

with a copy to:

Klehr Harrison Harvey Branzburg LLP

1835 Market Street - Suite 1400

Philadelphia, PA 19103

Attention: Daniel P. O’Brien

Fax: (215) 568-6603

E-Mail: dobrien@klehr.com

If to the Versa Holding Vehicle:

c/o Versa Capital Management, LLC

Cira Center

2929 Arch Street, 27th Floor

Philadelphia, PA 19104-2868

Attention: Counsel

Fax: (215) 609-3499

E-mail: tkennedy@versa.com

with a copy to:

Sullivan & Cromwell LLP

1888 Century Park East

Los Angeles, California 90067-1725

Attention: Alison S. Ressler, Esq.

Fax: (310) 712-8800

E-Mail: resslera@sullcrom.com

or at such other address as each Holding Vehicle may specify by written notice to the other parties hereto, and each such notice, request, consent and other communication shall for all purposes of the Agreement be treated as being effective or having been given when delivered if delivered personally, upon transmission by facsimile to the facsimile number above, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and postage prepaid as aforesaid.

6.12. Certain Events. In the event that any Holding Vehicle distributes the Acquired Shares held by it to its members, or dissolves, liquidates, terminates its existence or otherwise ceases to exist (“Holding Vehicle Termination Event”), and such Holding Vehicle is entitled to the rights specified in Sections 2 and 3 at the time of such Holding Vehicle Termination Event, then, from and after the Holding Vehicle Termination Event, the Managing Member (as defined in the Applicable LLC Agreement of such Holding Vehicle) of such Holding Vehicle shall, in place of such Holding Vehicle and subject to the conditions and restrictions of Sections 2 and 3, be entitled to the rights of such Holding Vehicle specified in Sections 2 and 3 hereof.

[Signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

KOHLBERG HOLDING VEHICLE:

KOHLBERG CPC REP, L.L.C.

By:	Kohlberg Management V, L.L.C., its sole member

By:	/s/ Seth H. Hollander
Name: Seth H. Hollander Title: Vice President

LUBERT-ADLER HOLDING VEHICLE:

2929 CPC HOLDCO, LLC

By:	/s/ Stuart Margulies
Name: Stuart Margulies Title: Vice President

VERSA HOLDING VEHICLE:

VCM STAN-CPC HOLDINGS, LLC

By:	/s/ Paul Halpern
Name: Paul Halpern Title: Authorized Person